Exhibit 10.1

June 5, 2008

Mr. Robert Bujarski

6829 Jade Lane

Carlsbad, CA  92009

Dear Rob:

We are pleased to extend the following offer of employment to you:

Title:	SVP, General Counsel & Corporate Secretary

Reporting to:	Caren Mason, President & CEO

Compensation:	$288,000 annually

Annual Bonus:

You will participate in the bonus plan with a target bonus of 40% at achievement of plan.

Equity:	You will receive equity in the form of:

• 10,000 shares of restricted stock, vesting subject to the performance criteria established in the 2006 executive equity plan;
• 30,000 shares of restricted stock, vesting subject to the performance criteria established in the 2007 executive equity plan;
• 45,000 shares of time-based restricted stock, with 3-year cliff vest; and

•                  50,000 options to purchase shares of common stock. The vesting schedule for these options will be 50% on the second year anniversary of the Option Grant Date and the remaining 50% will vest quarterly over the next two years thereafter. The purchase price will be the closing NASDAQ market price of QUIDEL’s stock on your actual start date.

Vacation Benefit:	You will receive four weeks of vacation per year, accrued from your hire date.

Severance:

You will be entitled to a payment equivalent to half your annual salary (six months) in the event that your employment is severed without cause and for reasons not subject to change in control provisions. Such severance payment shall be paid in a lump sum within ten (10) days after the employment termination date.

Change in Control
Provisions:	You will be provided with change of control protection as outlined for other officers. Details of this protection are contained in the attached Agreement re: Change in Control.

Start Date:	June 9, 2008

In addition to the above, as a QUIDEL employee, you will be eligible to participate in our benefits programs, which will take effect on your first day of employment.  A summary of these benefits is enclosed.  Details of these benefit plans will be provided to you upon your employment.

As a condition of employment with QUIDEL Corporation, you will be required to: (1) read, sign and return one copy of the enclosed Invention and Confidential Information Agreement;  (2) within the first three days of employment, you must provide documents from the enclosed List of Acceptable Documents (I-9) which prove your identity and right to work in the United States; and (3) read, sign and return one copy of page 5 of the enclosed Employee Code of Conduct.

This offer of employment is contingent upon successfully passing a pre-employment drug screen, background and reference check.  Your background and reference checks have been completed and your pre-employment drug screen should be scheduled and completed within the next few days.

QUIDEL Corporation is an at-will employer.  This means that you have the right to terminate your employment with QUIDEL at any time, for any reason, with or without notice.  Similarly, QUIDEL has the right to terminate the employment relationship at any time, for any reason, with or without notice.  Any contrary representations, which may have been made to you, are superseded by this offer.  Any modifications to this “at-will” term of your employment must be in writing and signed by you and QUIDEL’s President.

This offer expires seven business days from the date of this letter.  Please indicate your acceptance of our offer by signing on the following page and returning a copy of this letter to Human Resources as soon as possible.

Rob, on behalf of Caren Mason, the Board of Directors, and the entire QUIDEL team, we are looking forward to having you re-join us as we work together to provide quality products to the medical community and to create value for the employees and shareholders of QUIDEL Corporation.

Sincerely,

/s/ Phyllis Huckabee

Phyllis Huckabee
Vice President, Human Resources

cc:                                 Caren Mason

Human Resources

Enclosures

I have read, understand and accept these terms and conditions of employment.  I further understand that while my salary, benefits, job title and job duties may change from time to time without a written modification of this agreement, the at-will term of my employment is a term of employment which cannot be altered or modified except in writing, signed by me and QUIDEL’s President.

/s/ Robert Bujarski	June 5, 2008
Signature	Date